Exhibit 99.2

August 16, 2010
Dear FUEL Member,
For an extended amount of time, First United Ethanol, LLC’s Board of Directors has been discussing a decision to deregister as a public company with the U.S. Securities and Exchange Commission. As an SEC reporting company, FUEL must report all of its financial and otherwise significant information to the public. This information is available to our competitors which may be helpful in challenging our business operations and market share. Terminating FUEL’s public reporting obligations will help to protect this sensitive information. FUEL will also be relieved from having to report possible but not probable issues the company could face, thereby eliminating confusion regarding the stability of FUEL as a viable company. The choice to deregister as an SEC company will save our company and its stockholders a significant amount of money. The company’s annual cost of SEC compliance and reporting is currently estimated at $400,000 per year, and continues to escalate. Deregistering our company will reduce the burden on our management and employees which arises from increasingly stringent SEC reporting requirements, thus allowing management to focus on effectively managing the company. Most importantly, it will allow us to protect proprietary information that will allow us to manage FUEL more efficiently.
The decision to deregister will be voted on by all stockholders. We will hold a specially called members meeting this winter. Prior to the meeting, you will receive a proxy statement announcing the date of the meeting and explaining the proposed amendments to the company’s operating agreement needed to effect this deregistration. Final approval of the reclassification must be received by a majority of the members represented in person or by proxy at the specially called members’ meeting. Brown Winick, the company’s SEC compliance law firm, has been retained to represent the Company in this transaction.

To deregister as a company, FUEL must reclassify its units into significantly different classes of stock. After much discussion and thought, FUEL’s Board of Directors met on August 11, 2010 and approved the reclassification of FUEL’s membership units into three separate classes, subject only to stockholder approval. The three classes of stock are described in the following section. In regards to potential future dividends, each unit of stock will receive its equal portion of a declared dividend, regardless of its class of stock.
The existing Company membership consists of 81,984 units, all of the same class, owned by approximately 854 members. The result of the proposed reclassification is expected to be similar to the following:

Proposed Class A	100 or more units owned	205 members	61,164 units
Proposed Class B	99 to 21 units owned	346 members	14,849 units
Proposed Class C	20 or fewer units owned	303 members	5,971 units
The proposed distinction between the classes will be voting rights; there will be no economic difference between the three classes. All rights with regard to distributions/dividends, allocation of profits and losses, liquidation, and transfer of units would be identical for unit holders in all three classes. If the reclassification is approved, we expect that the Class A unit holders would be entitled to vote on all matters for which unit holder approval is required under FUEL’s operating agreement or state law; Class B unit holders would be entitled to vote on the election of FUEL’s Directors and the voluntary dissolution of FUEL; and Class C unit holders would be entitled to vote only on the voluntary dissolution of FUEL. A chart at the end of this letter provides a comparison of the expected similarities and differences between the proposed classes of membership units.
There will be a 60 day window beginning with the date of this letter and ending on October 15, 2010 for transfers of units prior to the proposed reclassification of units (unless further extended by the Board of Directors, in which case you will receive notice). The purpose of this “trading window” is to allow unit holders the opportunity to make transfers prior to the reclassification of units so that they may own the requisite number of units to be in their desired class. The total number of units a member holds at the time of reclassification will determine the class to which the units held by that member will be assigned. In some cases, members may desire to combine ownership of membership units in order to be assigned to a different class, such as spouses that now own units separately combining their units to move to a different class. We encourage you to speak with your attorney and accountant to determine whether combining ownership of units may be advantageous in your particular situation. If you wish to buy, sell, or otherwise request a transfer of units on the Qualified Matching Service (QMS) located on the company’s website, contact Alicia Shirah at 229-522-2822 or by email at Alicia@firstunitedethanol.com. Beginning October 1, 2010, transfers of shares and trading on the QMS will be halted until further notice (unless further extended by the Board of Directors, in which case you will receive notice). However, it is the intent of the company to continue the QMS once the deregistration process is complete.
As we stated at the beginning of this letter, the significant purpose of this transaction is to reduce costs and administrative burdens associated with SEC reporting. The decision was also driven by major impacts to FUEL’s profitability due to pricing information that is required to be made public in our SEC reports. In the event the reclassification is approved by the stockholders, it is the intent of the Board of Directors and management to continue to provide FUEL’s members with financial information on a regular basis as well as to continue to distribute newsletters. The company will also continue to provide members with the company’s audited financial statements. We anticipate that future correspondence to our members will be at least as informative as the information provided at this time, and may be even more meaningful because we will not be restricted by SEC regulations as to what we may or may not disclose.
If the proposed reclassification of units is approved, all unit holders of record will receive new membership unit certificates to replace the certificates currently held by members.
Proposed differences between classes of membership units

	Proposed Class A	Proposed Class B	Proposed Class C
Voting Rights	Members would be entitled to vote on all matters for which unit holder approval is required under Company’s operating agreement or state law.	Members would be entitled to vote on the election of Company’s Directors, the voluntary dissolution of Company, and as may be required by Company’s operating agreement or state law. Class B unit holders may only vote on amendments to Company’s operating agreement that modify the limited liability of the unit holder or alter the unit holder’s economic interest.	Members would be entitled to vote only on the voluntary dissolution of Company, and as may be required by Company’s operating agreement. Class C unit holders may only vote on amendments to Company’s operating agreement that may modify the limited liability of the unit holder or alter the unit holder’s economic interest.

Distributions	If and when declared by Company’s board of Directors.	If and when declared by Company’s board of Directors.	If and when declared by Company’s board of Directors.

Liquidation Rights	Members would be entitled to distribution of Company’s assets as set forth in Company’s operating agreement and on the same basis as holders of Class B and Class C units.	Members would be entitled to distribution of Company’s assets as set forth in Company’s operating agreement and on the same basis as holders of Class A and Class C units.	Members would be entitled to distribution of Company’s assets as set forth in Company’s operating agreement and on the same basis as holders of Class A and Class B units.

Transfer Rights	Transfer would only be allowed pursuant to the restrictions set forth in Company’s operating agreement, and tax and securities laws. Company’s board of Directors would have the authority to prohibit transfers that would result in 300 or more Class A unit holders of record.	Transfer would only be allowed pursuant to the restrictions set forth in Company’s operating agreement, and tax and securities laws. Company’s board of Directors would have the authority to prohibit transfers that would result in 500 or more Class B unit holders of record	Transfer would only be allowed pursuant to the restrictions set forth in Company’s operating agreement, and tax and securities laws. Company’s board of Directors would have the authority to prohibit transfers that would result in 500 or more Class C unit holders of record

On behalf of the Board of Directors of First United Ethanol, LLC, we thank all of our stockholders for supporting FUEL and the Board in its decisions. We take our role very seriously and truly believe that this decision to deregister as a public company with the U.S. Securities and Exchange Commission is in the best interest for all of our stockholders. If you have any questions regarding this process, please contact Alicia Shirah, Director of Communications for FUEL, with any questions at 229-522-2822 or Alicia@firstunitedethanol.com.
Sincerely,
First United Ethanol, LLC
Tommy Dollar, Chairman of the Board
This letter is not a proxy statement or a solicitation of proxies from the holders of membership units of Company. Any solicitation of proxies will be made only by the definitive proxy statement of Company, when available. Members of Company are urged to read the proxy statement and appendices thereto, when available, because they will contain important information about Company and the proposed reclassification of membership units.
This letter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.